Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of November 11, 2005 between AMERICAN MEDICAL ALERT CORP., a New York corporation (the “Company”), with offices located at 3265 Lawson Boulevard, Oceanside, New York 11572 and JACK RHIAN, an individual having an address at 32 Everdell Drive, East Rockaway New York, NY 11515 (“Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of Employee upon the terms and conditions stated herein; and

WHEREAS, Employee desires to continue to be employed by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and promises contained herein, the parties hereby agree as follows:

1.     Employment.  The Company hereby employs Employee for the period beginning as of January 1, 2006 and ending December 31, 2010 (the “Expiration Date”), unless earlier terminated pursuant hereto (the “Employment Period”).

2.    Duties.  Subject to the authority of the Board of Directors of the Company, Employee shall be employed as the Company’s President and Chief Operating Officer.  Employee will perform such duties and services of an executive nature, commensurate with his position as the President and Chief Operating Officer, as may from time to time be assigned to him by the Board of Directors.

3.     Full Time.  Employee agrees that he will devote his full time and attention during regular business hours to the business and affairs of the Company.  The foregoing shall not prevent the purchase, ownership or sale by Employee of investments or securities of publicly held companies and any other business that is not competitive with the Company or any subsidiary of the Company so long as such investment does not require active participation of Employee in the management of the business of such publicly held companies, does not interfere or conflict with the performance of Employee’s duties hereunder and does not otherwise violate any of the provisions of this Agreement, or Employee’s participation in philanthropic organizations to the extent that such participation does not interfere or conflict with the performance of Employee’s duties hereunder and does not otherwise violate any provision of this Agreement.

4.     Compensation.  In consideration of the duties and services to be performed by Employee hereunder, the Company agrees to pay, and Employee agrees to accept the amounts set forth below:

(a)   A base salary, to be paid on a bi weekly basis, at the rate of:

(i)            $240,000 per annum, for the period beginning January 1, 2006 and ending December 31, 2006;

(ii)           $260,000 per annum, for the period beginning January 1, 2007 and ending December 31, 2007;

(iii)          $280,000 per annum, for the period beginning January 1, 2008 and ending December 31, 2008;

(iv)          $300,000 per annum, for the period beginning January 1, 2009 and ending December 31, 2009; and

(v)           $300,000 per annum, for the period beginning January 1, 2010 and ending December 31, 2010.

(b)   In addition to the base salary payable pursuant to Section 4(a) above, and subject to subparagraph (c) below, the Employee shall be eligible for the following stock grants payable in the Company’s common stock:

(i)            Up to 80,000 shares over the Employment Period based on the Company’s earnings before deduction of interest and taxes (“EBIT”), as set forth in the Company’s audited financial statements for the applicable fiscal year, meeting or exceeding the following targets:

For 2006 — 2010

EBIT growth over prior fiscal year	# of Shares

15.0 — 17.49%	8,000 shares
17.5 — 19.99%	9,000 shares
20.0 — 22.49%	10,500 shares
22.5 — 24.99%	13,000 shares
25.0% - or more	16,000 shares

In the event that the minimum EBIT growth percentage is not met for a particular fiscal year, Employee will have the opportunity to earn back the minimum performance bonus grant for such fiscal year as follows: if the EBIT growth percentage in the subsequent fiscal year combined with the EBIT growth percentage of the prior fiscal year meets or exceeds 30%, then the number of percentage points needed to be added to the prior fiscal year’s EBIT growth percentage to equal 15%, shall be deducted from the subsequent fiscal year EBIT growth percentage and added to the prior fiscal year EBIT growth percentage, and Employee shall be granted 8,000 shares of common stock for the prior fiscal year, and an additional number of shares of common stock determined based on the above formula and the reduced subsequent year EBIT growth percentage.  For example, if in 2006, 2007 and 2008 EBIT growth percentage was 14%, 13% and 20%, respectively, then Employee would be deemed (i) not to have met the fiscal year 2006 EBIT growth percentage,

(ii) to have met the minimum (15%) EBIT growth percentage (by virtue of deducting 2% percentage points from the fiscal year 2008 EBIT growth percentage and adding those to the 2007 fiscal year EBIT growth percentage), and (iii) to have met the 17.5 — 19.99% EBIT growth percentage for fiscal 2008 (20% - 2% =18%), thereby earning a total 17,000 shares of common stock (8,000 shares relating to 2007 and 9,000 shares relating to 2008); and

(ii)           2,000 shares of common stock per year, for a total of up to 10,000 shares of common stock over the Employment Period, based on the Company’s total revenues, as set forth in the Company’s audited financial statements for the applicable fiscal year, meeting or exceeding an amount equal to at least 115% of the Company’s total revenues for the prior fiscal year.

In addition, to the extent that the number of shares of common stock earned by Employee pursuant to subparagraphs (b)(i) and (ii) above exceeds a total of 50,000 shares, the grant of such shares shall be subject to obtaining shareholder approval.  If such shareholder approval is not obtained prior to the time any such shares are earned by Employee, then Employee shall not be entitled to and shall not be granted any such shares.  Any shares to be issued under (b)(i) or (b)(ii) shall be issued on April 15 of the year following the fiscal year for which the shares were earned.

(iii)          50,000 shares of common stock, to vest, subject to the condition that Employee is employed by the Company at the applicable date, as follows: 10,000 shares on December 31, 2006, 10,000 shares on December 31, 2007, 10,000 shares on December 31, 2008, 10,000 shares on December 31, 2009 and 10,000 shares on December 31, 2010; provided, however, that in the event of a Change in Control (as hereinafter defined), if the Company or its successor pursuant to such Change in Control, as applicable, and the Employee either agree to continue this Agreement or to enter into a new employment agreement mutually acceptable to the Company or its successor and the Employee in lieu of this Agreement, then any such shares which remain unvested, shall vest immediately upon the mutual agreement of the Company or its successor and the Employee to continue this Agreement or to enter into a new agreement.

(c)   The bonus stock grant provided for in subparagraph (b)(iii) above shall be issued to the Employee following the negotiation and execution of a stock grant agreement between the Company and the Employee, and shall only be issued after an applicable Form S-8 registration statement has been filed by the Company with the U.S. Securities and Exchange Commission. The bonus stock issued pursuant to subparagraph (b)(iii) shall be subject to forfeiture to the extent such shares do not vest.  The bonus stock grants provided for in subparagraphs (b)(i) and b(ii) above shall also be subject to such stock grant agreement and shall be issued when earned. All shares to be issued pursuant to such stock grant agreement shall be issued out of the Company’s 2005 Stock Incentive Plan (the “Plan”), except that to the extent the shares to be issued under b(i) and b(ii) exceed 50,000 shares, such shares shall be issued as a separate individual grant to Employee and not out of the Plan.  The adjustment features of Section 10 of the Plan shall also be applied in the stock grant agreement to the separate grant.

(d)   The compensation provided for herein shall be in addition to any retirement, profit sharing, insurance or similar benefit which may at any time be payable to Employee pursuant to any plan or policy of the Company relating to such benefits, which additional benefits shall be made available to Employee on the same basis as they are generally made available to other executive officers of the Company.

(e)   The Company shall reimburse Employee in accordance with the Company’s normal policies for all reasonable travel, hotel, meal and other expenses properly incurred by him in the performance of his duties hereunder.

(f)    The Company shall provide Employee with the use of an automobile stipend to cover expenses of operation such as insurance, gas, oil and repair Company not to exceed [1,000.00] monthly.

5.     Vacation.  Employee shall be entitled to three (3) weeks vacation each fiscal year, to be taken at such time as is mutually convenient to the Company and Employee.

6.     Death.  In the event of the death of Employee during the Employment Period, this Agreement and the employment of Employee hereunder shall terminate on the date of the death of Employee.  The estate of Employee (or such person(s) as Employee shall designate in writing) shall be entitled to receive, and the Company agrees to continue to pay, in accordance with the normal pay practice of the Company, the base salary of Employee provided by paragraph 4(a) and the additional benefits, if any, provided by paragraph 4(d), in each instance for a period of one (1) year following the date of death of Employee.

7.     Disability.  In the event that Employee shall be unable to perform because of illness or incapacity, physical or mental, the duties and services to be performed by him hereunder for a period of one hundred and eighty (180) consecutive days or an aggregate period of more than one hundred and eighty (180) days in any 12-Month period, the Company may terminate this Agreement after the expiration of such period.  Upon such termination, Employee shall be entitled to receive the base salary provided by paragraph 4(a) and the additional benefits, if any, provided by paragraph 4(d), in each instance through the date of such termination.

8.     NonCompetition and NonDisclosure.  (a) Employee covenants and agrees that throughout the Employment Period and for a period of twelve (12) months thereafter, he will not, directly or indirectly, own, manage, operate or control, or participate in the ownership, management, operation or control of, any business competing directly in the United States of America with the business conducted by the Company or any subsidiary of the Company during the Employment Period; provided, however, that Employee may own not more than 5% of the outstanding securities of any class of any corporation engaged in any such business, if such securities are listed on a national securities exchange or the NASDAQ Stock Market regularly traded in the Over the Counter market by a member of a national securities association.

(b)   Employee covenants and agrees that, (i) throughout the Employment Period, he will not directly or indirectly solicit, entice or induce any person (collectively,

“Solicit”) who during the Employment Period is associated with, employed by or is a customer of the Company or any subsidiary, and (ii) for a period of twenty-four (24) months following the Employment Period, he will not Solicit any person who is, or within the last three months of Employee’s employment by the Company was, associated with, employed by, or was a customer of the Company or any subsidiary of the Company, in each case, to leave the employ of, terminate his association or its relationship with the Company, or any subsidiary of the Company, or solicit the employment or business of any such person on his own behalf or on behalf of any other business enterprise.

(c)   Employee covenants and agrees that, throughout the Employment Period and at all times thereafter, he will not use, or disclose to any third party, trade secrets or confidential information of the Company, including, but not limited to, confidential information or trade secrets belonging or relating to the Company, its subsidiaries, affiliates, customers and clients or proprietary processes or procedures of the Company, its subsidiaries, affiliates, customers and clients, or the Company’s or its subsidiaries’ business, business plans, investments, customers, strategies, operations, records, financial information, assets, technology, data and information that reveals the processes, methodologies, technology or know-how of the Company or its subsidiaries.  Trade secrets and confidential information shall include, but shall not be limited to, all information which is known or intended to be known only by employees of the Company, its respective subsidiaries and affiliates or others in a confidential relationship with the Company or its respective subsidiaries and affiliates which relates to business matters.

(d)   If any term of this paragraph 8 is found by any court having jurisdiction to be too broad, then and in that case, such term shall nevertheless remain effective, but shall be considered amended (as to the time or area or otherwise, as the case may be) to a point considered by said court as reasonable, and as so amended shall be fully enforceable.

(e)   In the event that Employee shall breach or threaten to breach any provision of this Agreement (including but not limited to the provisions of this paragraph 8), then Employee hereby consents to the granting of a temporary or permanent injunction against him by a court of competent jurisdiction prohibiting him from violating any provision of this Agreement.  In any proceeding for an injunction and upon any motion for a temporary or permanent injunction, Employee agrees that his ability to answer in damages shall not be a bar or interposed as a defense to the granting of such temporary or permanent injunction against Employee.  Employee further agrees that the Company will not have an adequate remedy at law in the event of any breach or threatened breach by Employee hereunder and that the Company will suffer irreparable damage and injury if Employee breaches any of the provisions of this Agreement.

9.     Termination; Non-Renewal.

(a)   The Company may terminate this Agreement without liability (other than for the base salary and any other compensation provided in paragraph 4 accrued to the date of termination) in the event of (i) a material breach by Employee of the provisions of this Agreement, which breach shall not have been cured by Employee within one hundred twenty

(120) days following notice thereof by the Company to Employee, (ii) the commission of gross negligence or bad faith by Employee in the course of his employment hereunder, which commission has a material adverse effect on the Company, (iii) the commission by Employee of a criminal act of fraud, theft or dishonesty causing material damages to the Company or any of its subsidiaries, (iv) the conviction of Employee of (or plead nolo contendere to) any felony, or misdemeanor involving moral turpitude if such misdemeanor results in material financial harm to or materially adversely affects the goodwill of the Company, or (v) any violation by Employee of the Company’s Code of Business Conduct and Ethics or the Company’s sexual harassment and other forms of harassment policy or drug and alcohol abuse policy, as set forth in the Company’s employee handbook.  The circumstances specified in (i) through (v) above shall be defined as “Cause.”

(b)   Unless the Employee is terminated for Cause pursuant to Section 9(a) above on or prior to the Expiration Date, and other than in the circumstances described in Section 9(d), in the event that the Company does not offer Employee to enter into a written employment agreement with terms and conditions no less favorable than substantially the same terms and conditions as this Agreement to begin immediately following the Expiration Date, Employee shall receive, in consideration of his continuing obligations under Section 8 hereof, payment of base salary, based on the then applicable salary level, for a period of twelve (12) months, commencing seven months following the date of the expiration of the Employment Period.  Employee’s right to any payments pursuant to this Section 9(b) shall be in addition to, and not in lieu of, any damages for the termination by the Company of this Agreement prior to the Expiration Date for any reason other than those set forth in Section 9(a) above.

(c)   After a Change in Control (as hereinafter defined) has occurred, Employee may terminate his employment upon thirty (30) days’ written notice to the Company within one hundred and eighty (180) days following such a Change in Control and after he has obtained actual knowledge of the occurrence of any of the following events:

(i)            Failure to elect or appoint, or re-elect or re-appoint, Employee to, or removal of Employee from, his office and/or position with the Company as constituted prior to the Change in Control, except in connection with the termination of Employee’s employment pursuant to Section 9(a) hereof;

(ii)           A reduction in Employee’s overall compensation (including any reduction in pension or other benefit programs or perquisites) or a material adverse change in the nature or scope of the authorities, powers, functions or duties normally attached to Employee’s position with the Company as referred to in Section 2 hereof;

(iii)          A determination by Employee made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions or duties attached to his position with the Company as referred to in Section 2 hereof, and the situation is not remedied within thirty (30) days after receipt by the Company of written notice from Employee of such determination;

(iv)          A breach by the Company of any provision of this Agreement not covered by clauses (i), (ii) or (iii) of this Section 9(c), which is not remedied within thirty (30) days after receipt by the Company of written notice from Employee of such breach;

(v)           A change in the location at which substantially all of Employee’s duties with the Company are to be performed to a location which is not within a 50-mile radius of the address of the place where Employee is performing services prior to the date of the Change in Control; or

(vi)          failure by the Company or its successor pursuant to such Change in Control, as applicable, and the Employee to either agree to continue this Agreement or to enter into a new employment agreement mutually acceptable to the Company or its successor and the Employee in lieu of this Agreement.

An election by Employee to terminate his employment under the provisions of this paragraph 9(c) shall not be deemed a voluntary termination of employment by Employee for the purpose of interpreting the provisions of any of the Company’s employee benefit plans, programs or policies.  Employee’s right to terminate his employment pursuant to this paragraph 9(c) shall not be affected by his illness or incapacity, whether physical or mental, unless the Company shall at the time be entitled to terminate his employment under paragraph 7 of this Agreement.  Employee’s continued employment with the Company for any period of time less than one hundred and eighty (180) days after a Change in Control shall not be considered a waiver of any right he may have to terminate his employment pursuant to this paragraph 9(c).  A termination by Employee under this paragraph 9(c) shall be deemed a termination by the Company of this Agreement without Cause.

(d)   After a Change in Control has occurred, in the event that this Agreement is terminated by the Company or its successor without Cause or by the Employee pursuant to Section 9(c), and if the Company or its successor and the Employee do not agree  to enter into a new employment agreement in lieu hereof, then Employee shall be entitled to be paid in a lump sum, within thirty days of such termination, an amount of cash (to be computed, at the expense of the Company or its successor, by the independent certified public accountants utilized by the Company immediately prior to the Change of Control (the “Accountants”), whose computation shall be conclusive and binding upon Employee and the Company or its successor) equal to 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).  Any such payment shall be in full satisfaction of all of the Company’s or its successor’s obligations hereunder, and upon payment made pursuant to this paragraph 9(d), all of the Company’s or its successor’s obligations pursuant to this Agreement shall terminate in full and Employee shall have no further rights hereunder or recourse against the Company or its successor pursuant to this Agreement; provided, however, nothing in this paragraph 9(d) shall be interpreted to preclude the Employee receiving his accrued salary and other compensation payable pursuant to paragraph 4 through the date of termination.  Such lump sum payment is hereinafter referred to as the “Termination Compensation.”

It is intended that the “present value” of the payments and benefits to Employee, whether under this Agreement or otherwise, which are includable in the computation of “parachute payments” shall not, in the aggregate, exceed 2.99 times the “base amount” (the terms “present value”, “parachute payments” and “base amount” being determined in accordance with Section 280G of the Code).  Accordingly, if Employee receives payments or benefits from the Company prior to payment of the Termination Compensation which, when added to the Termination Compensation, would, in the opinion of the Accountants, subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code, the Termination Compensation shall be reduced by the smallest amount necessary, in the opinion of the Accountants, to avoid such tax.  In addition, the Company shall have no obligation to make any payment or provide any benefit to Employee subsequent to payment of the Termination Compensation which, in the opinion of the Accountants, would subject any of the payments or benefits to Employee to the excise tax imposed by Section 4999 of the Code. No reduction in Termination Compensation or release of the Company from any payment or benefit obligation in reliance upon any aforesaid opinion of the Accountants shall be permitted unless the Company shall have provided to Employee a copy of any such opinion that specifically entitles Employee to rely thereon, no later than the date otherwise required for payment of the Termination Compensation or any such later payment or benefit.

(e)   “Change in Control” as used in this Agreement shall mean the occurrence of any of the following:

(i)            any “person” or “group” (as such terms are used in Section 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”)), except for an employee stock ownership trust (or any of the trustees thereof), becomes a “beneficial owner” (as such term in used in Rule 13d-3 promulgated under the Act), after the date hereof, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           during any twelve (12) month period during the Employment Period, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election, by shareholders of the Company of each new director was approved or ratified by a vote of at least a majority of the directors then still in office who were directors at the beginning of the Employment Period or who were new directors approved by such a vote;

(iii)          the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iv)          the consummation of a merger or consolidation of the Company with any other company, other than a merger or consolidation which would result in the combined voting power of the Company’s voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent company of such surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity or the parent company of such surviving entity outstanding immediately after such merger or consolidation.  Notwithstanding the foregoing, any transaction involving a leveraged buyout or other acquisition of the Company which would otherwise constitute a Change in Control, in which Employee participates in the surviving or successor entity (other than solely as an employee or consultant), shall not constitute a Change in Control.

10.   No Impediments.  Employee warrants and represents that he is free to enter into this Agreement and to perform the services contemplated thereby and that such actions will not constitute a breach of, or default under, any existing agreement.

11.   No Waiver.  The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or of any other provision.

12.   Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties hereto and no amendment, modification or waiver of any provision herein shall be effective unless in writing, executed by the party charged therewith.

13.   Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with and shall be governed by the laws of the State of New York applicable to agreements to be wholly performed therein, other than those which would defer to the substantive laws of another jurisdiction.

14.   Binding Effect.  This Agreement shall bind and inure to the benefit of the parties, their successors and assigns.

15.   Assignment and Delegation of Duties.  This Agreement may not be assigned by the parties hereto except that the Company shall have the right to assign this Agreement to any successor in connection with a sale or transfer of all or substantially all of its assets, a merger or consolidation.  This Agreement is in the nature of a personal services contract and the duties imposed hereby are non-delegable.

16.   Paragraph Headings.  The paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

17.   Notices.  Any notice under the provisions of this Agreement shall be in writing, shall be sent by one of the following means, directed to the address set forth on the first page of this Agreement or to such other address as shall be designated hereunder by notice to the other party, effective upon actual receipt and shall be deemed conclusively to have been given: (i) on the first business day following the day timely deposited for overnight delivery with Federal Express (or other equivalent national overnight courier service) or United States Express Mail, with the cost of delivery prepaid or for the account of the sender; (ii) on the fifth business day following the day duly sent by certified or registered United States mail, postage prepaid and return receipt requested; or (iii) when otherwise actually received by the addressee on a business day (or on the next business day if received after the close of normal business hours or on any nonbusiness day).

18.   Unenforceability; Severability.  If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall, nevertheless, be binding upon the parties with the same force and effect as though the unenforceable part has been severed and deleted.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EMPLOYEE:

/s/ Jack Rhian
Jack Rhian

COMPANY:

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Howard M. Siegel
Name: Howard M. Siegel
Title: Chairman of the Board,
Chief Executive Officer